Code of Ethics

February 1, 2015

Greenwood Capital Associates, LLC
Greenwood 104 Maxwell Avenue Greenwood Building, 5th Floor Greenwood, SC 29646 864.941.4049	Greenville 201 W. McBee Avenue 1st Floor Greenville, SC 29601 864.335.2425
www.greenwoodcapital.com Toll Free: 877.369.5390 info@greenwoodcapital.com

1.	Table of Contents

v.2015.2.1
2.	Definitions

The following definitions are utilized throughout the Code of Ethics:
1.
Access Person. Includes any supervised person who has access to non-public information regarding any clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.  All of the Firm's directors, officers, and partners are presumed to be access persons.  Greenwood Capital defines all employees as Access Persons.

2.	Advisers Act/Act. The Investment Advisers Act of 1940.
3.	Adviser/Firm. Refers to Greenwood Capital Associates, LLC; Greenwood Capital; GCA; GCA Investments; and/or, GCA Wealth.
4.
Beneficial Interest/Ownership.  Shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. As a general matter, "Beneficial Interest" will be attributed to an Access Person in all instances where the Access Person:

a.	Possesses the ability to purchase or sell the securities (discretion or the ability to direct the disposition of the securities);
b.	Possesses voting power (including the power to vote or to direct the voting) over such securities; or,
c.	Receives any benefits substantially equivalent to those of ownership.
5.	CCO. The Chief Compliance Officer per rule 206(4)-7 of the Advisers Act.
6.	Client. Any existing or new client of Greenwood Capital or shareholder of a fund in The Crescent Funds family of funds.
7.
Conflict of Interest.  For the purposes of this Code of Ethics, a conflict of interest will be deemed to be present when an individual's private interest interferes in any way, or even appears to interfere, with the interests of the Adviser as a whole.

8.	Code. This Code of Ethics, as required in accordance with the Securities Exchange Commission ("SEC") Rule 204A-1 Advisers Act.
9.
Covered Security.  Any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

Covered Security does not include direct obligations of the U.S. government; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Adviser; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser.
A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

10.
The Crescent Funds.  Greenwood Capital's family of mutual funds in which it provides investment advisory services. The Crescent Funds are portfolios of the Starboard Investment Trust (SEC File No. 811-22298).

11.
Initial Public Offering.  An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

12.
Investment Personnel or Professional.  Any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

13.
Limited Offering.  An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

14.	Personnel. The following personnel are referenced in this Code of Ethics.
a.	President	J. Philip Bell*
b.	Chief Compliance Officer ("CCO")	J. Philip Bell
c.	Chief Operating Officer ("COO") (Director of Firm Operations)	Denise H. Lollis*
d.	Chief Investment Officer ("CFO")	Walter B. Todd, III*
e.	Direct of Fixed Income ("DFI")	John D. Wiseman*
f.	Management Committee	Indicated by an asterick (*)

15.	Purchase or sale of a Covered Security. Includes, among other things, the writing of an option to purchase or sell a Covered Security.
16.
Reportable Security. Defined by Rule 204A-1 of the Act. For more clarification, please see this no-action letter, which spells out the Code of Ethics requirements in layman's terms: http://www.sec.gov/divisions/investment/noaction/ncs113005.htm.

17.
Reportable Mutual Fund.  Any fund in which the Firm serves as an Investment Adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or, any fund whose investment Adviser or principal underwriter controls the Firm, or is under common control with the Firm.  The Crescent Funds are a reportable fund.

18.
Supervised Persons. Includes any employees, directors, officers, and partners of the Adviser (or other persons occupying a similar status or performing similar functions); and any other person who provides advice on behalf of the Adviser and is subject to the Adviser's supervision and control.

3.	Code of Ethics Statement
A.	Background
In accordance with the U.S. Securities and Exchange Commission ("SEC") Rule 204A-1 of the Investment Advisers Act of 1940, Greenwood Capital has adopted a Code of ethics to:
●	Set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);
●	Safeguard material non-public information about client transactions; and,
●	Require access persons to report their personal securities transactions.
In addition, the activities of an Adviser and its employees must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

B.	Introduction
As an investment advisory Firm, we at Greenwood Capital have an overarching fiduciary duty to our clients.  They deserve our undivided loyalty and effort, and their interests come first.  We have an obligation to uphold that fiduciary duty and see that our employees do not take inappropriate advantage of either their positions and/or the access to information.
Greenwood Capital  holds it employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:
●	Always place the interest of the clients first and never benefit at the expense of advisory clients;
●	Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;
●	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
●	Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and,
●
Proactively promote ethical and honest behavior with Greenwood Capital including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with Greenwood Capital Code of Ethics may result in disciplinary action, up to and including termination of employment.

Greenwood Capital will review and update the Code of Ethics annually, as referenced by the version date of the document.

C.	Fiduciary Statement
An investment Adviser, whether registered or not, has an affirmative duty to act in the best interest of its clients and to make full and fair disclosure of all material facts to the exclusion of any contrary interest.  Generally, facts are "material" if a reasonable investor would consider them to be important.  The duty of addressing and disclosing conflicts of interest is an ongoing process and as the nature of an Adviser's business changes, so does the relationship with its clients. As an investment Adviser, Greenwood Capital owes its clients specific duties as a fiduciary, including to:
●	Provide advice that is suitable for the client;
●	Give full disclosure of all material facts and any potential conflicts of interest to clients and prospective clients;
●	Serve with loyalty and in utmost good faith;
●	Exercise reasonable care to avoid misleading a client; and
●	Make all efforts to ensure best execution of transactions.
Greenwood Capital seeks to protect the interest of each client and to consistently place its clients' interests first and foremost in all situations.  It is the belief of the Adviser that its policies and procedures are sufficient to prevent and detect any violations of regulatory requirements as well as the Firm's own policies and procedures.

D.	Covered Persons
Greenwood Capital considers all supervised persons to also be access persons. Therefore, any reference in this manual to access or supervised persons will apply to all Firm employees.

4.	Compliance with Laws and Regulations
All supervised persons of Greenwood Capital  must comply with all applicable state, local and federal securities laws.  Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
●	To defraud such client in any manner;
●	To mislead such client, including making any statement that omits material facts;
●	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
●	To engage in any manipulative practice with respect to such client; or
●	To engage in any manipulative practice with respect to securities, including price manipulation.

5.	Standards of Business Conduct
(1)            Confidentiality
Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage.  Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings, and advice furnished to the client by the Firm.
(2)            Conflicts of Interest
Greenwood Capital  has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a perceived or real conflict of interest. A conflict of interest may arise if personal interests interfere, or appears to interfere, with the interests of Greenwood Capital  or its clients.  A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for Greenwood Capital honestly, objectively and effectively.
While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:
●
Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty.

●
Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

●
Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

As it is not possible to note all potential conflicts of interests, all supervised persons should discuss any concern that they feel may be a potential conflict of interest with the CCO prior to proceeding with any action in question.  If the concern is found to be a potential conflict of interest, appropriate action shall be taken to document the issue, such as utilizing the Request for Pre-Clearance Form, or other such documentation.

(3)            Acceptance of Gifts and Business Entertainment
Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or Firm. As such:
●	No supervised person may receive any gift, service, or other thing of more than de minimis value of $150.00 from any person or entity that does business with or on behalf of the Adviser.
●	The aggregated annual receipt of gifts from the same source valued at $150.00 or less shall be considered de minimis.
●
The receipt by supervised personnel of an occasional ticket to/attendance at a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value IF the person or entity providing the entertainment is present.

●
Prizes from drawings or raffles that occur at business events (i.e. conferences, seminars) may be accepted on the condition that the prize was equally available to participants and where the drawing was conducted during the event with participants present. No supervised person shall accept a prize for the purpose of obtaining or retaining advisory contracts or other business for the Firm. Prizes claimed must be reported to the CCO, along with the estimated value, within two weeks of receipt of the prize.

●	No supervised person may accept cash gifts or cash equivalents from a client, prospective client, or any entity that does business with or on behalf of the Adviser.
●	Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback
Gifts received greater than a value of $10.00 (other than meals), and all meals received greater than $50.00, whether de minimis or not, will be recorded in a log to be reviewed by the CCO for reasonableness and appropriateness, and kept in the central compliance file.
(4)            Giving of Gifts and Business Entertainment
Supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the supervised person.  As such:
●
Annually, no supervised person may give or offer any gift of more than de minimis value of $150.00 or more (in total or in aggregate) to existing clients, prospective clients, or any entity that does business with or on behalf of the Adviser without written pre-approval by the CCO.

●	No supervised person may give cash gifts or cash equivalents to a client, prospective client, or any entity that does business with or on behalf of the Adviser.
●
Supervised persons may provide an occasional ticket to/attendance at a sporting event or the theater, or comparable entertainment that shall be considered to be of de minimis value IF supervised personnel of the Firm are present.

●
Events as indicated by sponsorship of an event not hosted by the Firm and/or events hosted by the Firm where more than one client or prospect relationship is invited shall not be included in the Firm Giving of Gifts and Business Entertainment statement.

All gifts given greater than a value of $10.00 (other than meals), whether de minimis or not, will be recorded in a log to be reviewed by the CCO for reasonableness and appropriateness, and kept in the central compliance file.  All meals that are given are recorded on expense reports, which are reviewed by the President or COO prior to reimbursement.  If the COO President has any concerns, he/she will bring it to the attention of the CCO.
(5)            Charitable Contributions
No supervised person shall make charitable contributions, in cash or services, for the designated purpose of obtaining or retaining advisory contracts or other business for Greenwood Capital. All requests for charitable contributions to be made in the name of Greenwood Capital must be submitted to the CCO for approval, even if employee is proposing to pay for the contribution themselves.  (See Exhibit A: Pre-Clearance Form)
(6)            Political Activities
a.
Contributions: No supervised person shall make political contributions for the purpose of obtaining or retaining advisory contracts or other business for Greenwood Capital.  In addition, supervised persons are prohibited from considering the Firm's current or anticipated business relationships as a factor in making political contributions.  To ensure adherence to SEC Rule 206(4)-5 (the "pay to play" rule), all supervised persons must obtain pre-approval before making any political contribution.  For additional information and for procedures, please see the corresponding section in the Greenwood Capital Compliance Manual.  (See Exhibit A: Pre-Clearance Form)

b.	Elected Office: Supervised persons must promptly notify the CCO in the event they, or any client decides to run for political office or holds any local, state or government political office.
(7)            Service on Board of Directors
Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of Greenwood Capital, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures.  A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.  (See Exhibit A: Pre-Clearance Form)
(8)            Outside Business Interest
A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with the CCO and must obtain pre-clearance prior to accepting such a position.  Information submitted to the CCO will be considered confidential and will not be discussed with the supervised person's prospective employer without the supervised person's permission.  (See Exhibit A: Pre-Clearance Form)
Greenwood Capital does not wish to limit any supervised person's professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients.  Understandably, Greenwood Capital must be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

(9)            Loans
No supervised person is permitted to borrow money or securities from any Greenwood Capital client, nor are supervised persons permitted to lend money to any clients, unless approved in writing by the CCO.  (See Exhibit A: Pre-Clearance Form)
(10)         Rumors
An employee is prohibited from starting or participating in rumors regarding any reportable security.

6.	Prohibited Purchases and Sales
In accordance with SEC Section 204A, illegal insider trading refers generally to buying or selling a security in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public information about the security.  The SEC states information is "material" if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.  Information is non-public if it has not been disseminated in a manner making it generally available to investors.
Please note that it is the SEC's position that the term "material non-public information" relates not only to issuers but also to the Adviser's securities recommendations and client securities holdings and transactions.
It is the policy of Greenwood Capital:
●	To strictly prohibit trading personally (or on the behalf of others), directly or indirectly, based on the use of material, non-public or confidential information.
●	To prohibit the communicating of material non-public information to others in violation of the law.
●	That employees who are aware of the misuse of material non-public information should report such to the CCO immediately.
●	That this policy applies to all of Greenwood Capital's employees and access persons without exception.
●	That all supervised persons of Greenwood Capital are required to read and acknowledge having read the Insider Trading Policy and Procedures outlined in Greenwood Capital's Compliance Manual.

7.	Personal Securities Transactions

A.	Trading Restrictions
Personal securities transactions by access persons are subject to the following trading restrictions:
(1)            Blackout Periods
From time-to-time, representatives of Greenwood Capital may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of Greenwood Capital to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients.  Such transactions may create a conflict of interest.   Greenwood Capital will typically transact client's transactions before its own when similar securities are being bought or sold.
(2)            Initial Public Offerings (IPOs)
Except in a transaction exempted by the "Exempted Transactions" in Section 7.A.7 of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering ("IPO") without first obtaining approval from the CCO.  (See Pre-Clearance Procedures)
(3)            Limited or Private Offerings
Except in a transaction exempted by the Exempted Transactions Section 7.A.7 of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.  (See Pre-Clearance Procedures)
(4)            Margin Accounts
Access persons are prohibited from purchasing securities on margin.
(5)            Short Sales
Unless pre-cleared by the CCO, investment personnel are prohibited from entering into short sales in any security that is owned by any client.  (See Pre-Clearance Procedures)
(6)            Short-Term Trading
Short-Term Trading is the purchase and sale of a security within 30 days. Sales and subsequent purchases are not considered short-term trading unless the security that is purchased is sold again. No Access Person may purchase and subsequently sell (or sell and purchase) the same security within a 30-day period if that security is held within a Greenwood Capital Investment Strategy, unless such transaction is approved in advance by the CCO (See Pre-Clearance Procedures).  Short-term trading in securities that are not held within a Greenwood Capital Investment Strategy is permissible without pre-clearance, however, Access Persons are discouraged from engaging in active short-term trading and market timing activities.

(7)            Exempted Transactions
The prohibitions of this Section 7.A of this Code of Ethics shall NOT apply to:
●	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control;
●	Purchases which are part of an automatic investment plan, including dividend reinvestment plans;
●
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired;

●
Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

●	Open end investment company shares other than shares of investment companies advised by the Firm (The Crescent Funds) or its affiliates or sub-advised by the Firm;
●	Certain closed-end index funds;
●	Unit investment trusts;
●	Exchange traded funds that are based on a broad-based securities index; and,
●	Futures and options on currencies or on a broad-based securities index.

B.	Personal Securities Transactions Procedures and Reporting
(1)	Monitoring of Personal Securities Transactions
Greenwood Capital is required by the Advisers Act to review access persons' personal securities transactions and reports periodically.  The CCO is responsible for reviewing these transactions and reports.  The CCO's personal securities transactions and reports shall be reviewed by designated Firm personnel.
All supervised persons are subject to the reporting requirements detailed below for all personal accounts and all accounts in which they have a "beneficial interest" in any and all "reportable securities." There are permissible exemptions from reporting. For clarification, these terms are defined as follows:
(2)            Beneficial Interest
A supervised person is deemed to have a beneficial interest in the following situations:
i.	Ownership of reportable securities in the supervised person's name.
ii.
Ownership of reportable securities by a supervised person indirectly through an account or investment vehicle for the supervised person's benefit (i.e. IRA, brokerage account, family or personal trust, partnership, etc.).

iii.	Ownership of reportable securities in which the supervised person has a joint interest (i.e. joint brokerage accounts, etc.).

iv.
Ownership of reportable securities by a member of the supervised person's immediate family member. Immediate family member is defined as a spouse, domestic partner, fiancée, minor children or children still living in the same household, and other dependent relatives of persons living in the same household as the supervised person.

v.	Reportable securities owned by trusts, private foundations, charitable, or other similar accounts for which the supervised person has investment discretion.
(3)            Reportable Securities
An investment instrument, other than an insurance policy or fixed annuity, issued by a corporation, government, or other organization which offers evidence of debt or equity. The official definition, from the Securities Exchange Act of 1934, is:
"Any note, stock, treasury stock, bond, debenture, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, or other mineral royalty or lease, any collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit, for a security, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any instrument commonly known as a 'security'; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase, any of the foregoing; but shall not include currency or any note, draft, bill of exchange, or banker's acceptance which has a maturity at the time of issuance of not exceeding nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited."
The Exempted Transactions in Section 7.A.7 of this Code of Ethics are not Reportable Securities.
(4)            Employee Retirement Plans
As The Crescent Funds are available in the Company 401(k) Defined Contribution Plan, and Greenwood Capital is the Investment Adviser of The Crescent Funds; the Company 401(k) Plan is considered to be Reportable and duplicate copies of quarterly statements of employee participants will be provided to the CCO by the Plan Administrator.
Retirement Plans of any type (a) that are offered by/administered by former employers of now Greenwood Capital employees, and/or (b) where the employee has any beneficial interest, will not be reportable as long as all investment options are open-end funds (mutual funds).  If the Retirement Plan includes any Reportable Securities or Reportable Funds, it will be reportable in accordance with this Code of Ethics.
(5)            Pre-Clearance Procedures
For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:
1.
Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing utilizing the Pre-Clearance Form (See Exhibit A).  The request must describe in detail what is being requested and any relevant information about the proposed activity.

2.
The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.  If approval is provided, the CCO will document his/her reasons for granting permission.

3.	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.
4.
Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.  The CCO will conduct a periodic review of pre-clearance items against actual transactions.

The pre-clearance requirements of this section of this Code of Ethics shall not apply to the listed Exempted Transactions in Section 7.A.7 of this Code of Ethics.
(6)            Reporting Requirements

A.
Initial Holdings Report
Every access person shall, no later than ten (10) days after hire, file an initial holdings report containing the information listed below.  The information must be current as of a date no more than 45 days prior to the date the person becomes an access person.  (See Exhibit B: Initial Holdings Report)

a.
The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares or principal amount of each Reportable Security in which the supervised person had any direct or indirect beneficial ownership when the person becomes an access person;

b.	The name of any broker/dealer or bank with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and
c.	The date that the report is submitted by the access person.
For additional information see Reporting Exemptions.
B.	Annual Holdings Report
On an annual basis, all access persons are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all covered securities owned as of December 31st (or provide the broker/dealer or custodial statements in lieu of the written holdings report) containing the information listed in a – c above.   The information must be current as of a date no more than 45 days before the report is submitted.  For additional information see Reporting Exemptions.  (See Exhibit C: Annual Holdings Report)
C.	Quarterly Transaction Reports Every access person shall, no later than thirty (30) days after the end of calendar quarter file transaction reports, containing the following information:
a.
For each transaction involving a Reportable Security and/or Fund in which the supervised person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

b.	The nature of the transaction (e.g. purchase, sale)
c.	The price of the security at which the transaction was effected
d.	The name of any broker/dealer or bank with or through the transaction was effected; and,
e.	The date that the report is submitted by the supervised person.
Also in this report access persons are to disclose any brokerage account opened during the calendar quarter.  Access persons are required to list the name of the broker/dealer or bank with whom the access person has established the account, the date the account was established and the date the report is submitted.
For additional information see Reporting Exemptions.  (See Exhibit D: Quarterly Personal Securities Transaction Report)
D.	Reporting Exemptions The reporting requirements of this Section 7.B.6 of this Code of Ethics shall not apply to:
a.	Any report with respect to securities over which the supervised person has no direct or indirect influence or control.
b.	Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.
c.
Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

d.
Accounts managed by a third-party investment Adviser.  If an account is managed by a non-affiliated third-party investment Adviser, then the employee must obtain and submit a copy to the CCO of the Investment Advisory Contract from the third-party manager indicating the third-party manager has complete discretion over the employee's account.  The employee must notify the CCO immediately if this account is closed or the terms of the contract change.

E.
Report Confidentiality
 All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

8.	Reporting Code of Ethics Violations
All supervised persons must report violations of the Firm's Code of Ethics promptly to the CCO.  If the CCO is involved in the violation or is unreachable, supervised persons may report directly to their supervisor or a member of the Management Committee.  If the employee feels uncomfortable reporting the activity or asking their question in the work environment, please contact the CCO at the number(s) listed on the Greenwood Capital internal network under "Firm Information." If the employee suspects the CCO of wrongdoing, they must notify their supervisor or a member of the Management Committee.
All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  Persons may report violations of the Code of Ethics on an anonymous basis.  All communications will be treated with the utmost sensitivity and every effort will be made to protect their identity with the appropriate regard for confidentiality. This policy is designed to encourage employees to include their name with the allegation(s) as appropriate follow-up questions and investigation may not be possible unless the source of the information is identified.
Concerns expressed anonymously will be explored appropriately and consideration will be given to the seriousness of the issue raised, the credibility of the concern and the likelihood of confirming the allegation from attributable sources. However, if reported anonymously, the CCO will be unable to apprise the employee of the actions taken. If an employee decides to report allegations in an anonymous fashion, they should write as much detail regarding the action, or violation of policy/law as possible; reporting the dates, systems, clients and periods involved. This information should be mailed in hardcopy to Greenwood Capital's current address to the attention of the CCO, or to the attention of a member of the Management Committee in the case of alleged wrongdoing by the CCO. Ensure the envelope does not contain any identifiable name and/or address and should be mailed from a post office instead of from a home address.
Examples of violations that must be reported are (but are not limited to):
●	Noncompliance with applicable laws, rules, and regulations;
●	Fraud or illegal acts involving any aspect of the Firm's business;
●	Material misstatements in regulatory filings, internal books and records, clients records or reports; or,
●	Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the Firm.
No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code. Any direct or indirect discrimination in the terms or conditions of an employee's discharge, demotion, suspension, threatening, harassment or retaliation by any party against the "Whistleblower" who has reported the incident in good faith to Greenwood Capital, SEC, DOL or other regulatory agency will constitute a further violation of this Code.

Allegations made in bad faith (i.e. knowingly making false accusations) may result in disciplinary action for the employee.
For information on Reporting Violation/Whistleblower Procedures, please see the corresponding section in the Greenwood Capital Compliance Manual.

9.	Form ADV

A.	Disclosure
A description of the Code of Ethics will be provided in Greenwood Capital's Form ADV Part 2A.  With the description, a statement will be made that Greenwood Capital will provide a copy of the Code to any client or prospective client upon request.

B.	Felonies, Misdemeanors & Sanctions by Regulatory Organizations

As an investment Adviser registered with the SEC, Greenwood Capital is required to complete Form ADV Part 1.  This form is submitted to the SEC on an annual basis and as material changes occur.
As part of the Form ADV Part 1, Greenwood Capital must disclose any past felonies, misdemeanors with the financial industry or causes for sanctions by regulatory organizations committed by any employee of Greenwood Capital.  The specific questions from Form ADV Part 1 are included in the Exhibit E: Disclosure Information.  Each employee is responsible for reading Exhibit E and if an employee can answer "yes" to any of the questions contained in the Exhibit either now or throughout the year, he/she has an obligation to report so immediately to the CCO.
10.	Certification of Compliance
(1)	Initial Certification
The Firm is required to provide all supervised persons with a copy of this Code. All supervised persons are to certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.  All supervised persons must acknowledge this Code of Ethics with the attached Initial Certification within ten (10) days of employment at Greenwood Capital.  Additional documentation must be completed prior to being designated an Access Person.  (See Exhibit F: New employee Compliance Orientation Checklist)
(2)            Acknowledgement of Amendments
The Firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code within ten (10) days of receipt of the amended Code of Ethics utilizing the attached Annual/Amendment Certification.

(3)            Annual Certification
All supervised persons must annually certify that they have read, understood, and complied with this Code of Ethics and that the supervised person has made all of the reports required by this Code and has not engaged in any prohibited conduct.  This Annual Certification must be completed by the last business day of January each calendar year.
11.	Recordkeeping
Greenwood Capital will maintain in its records the following:
●	A copy of the Code that is or was in effect;
●	Records of any violations of the Code;
●	Actions taken as a result of any violations;
●	Copies of the employee's acknowledgment of receipt of the Code;
●	All reports and forms required to be filed by employees under the Code;
●	A record of all employees who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports; and,
●	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchase of a limited offering.
The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years onsite.

12.	Initial, Annual and Amended Certification
Please see Exhibit B: Initial Certification and Exhibit C: Annual/Amended Certification in the Greenwood Capital Compliance Policy and Procedures Manual for these forms.

13.	Appendix: Forms
The following Forms are referenced in the Code of Ethics as Exhibits:
A.	Request for Pre-Clearance Form
B.	Initial Holdings Report
C.	Annual Holdings Report
D.	Quarterly Personal Securities Transaction Report
E.	ADV Disclosure Information Checklist
F.	New employee Compliance Orientation Checklist

v.2015.2.1

A.	Request for Pre-Clearance Form

To:            Chief Compliance Officer
From: (print)                                                                                        Date/Time of Request:
Type of Standards of Business Conduct Pre-Clearance Request (complete section 1):
☐	Charitable Contribution ☐ Political Contribution
☐	Service on Board of Directors ☐ Outside Business Interest
☐	Loan from a Client

Type of Personal Transaction Pre-Clearance Request (complete section 2):
☐	Initial Public Offering (IPO) ☐ Limited or Private Offering
☐	Short-Sale ☐ Short-Term Trading

Section 1: Business Conduct Pre-Clearance

Reason for Request:

CCO Response:   ☐ Approved    ☐ Denied  Reason:

Section 2: Personal Transaction Pre-Clearance

Ticker	Buy/ Sell	Name of Security	Proposed Transaction Date	No. of Shares	Approved	Denied

By signing below, I hereby request approval to complete the transaction(s) contemplated above.  I acknowledge and agree that clearance of a transaction is valid only for a 48 hour period.  If the transaction if NOT placed within that 48 hour period, clearance of that transaction must be pre-requested.

Signature                                                                                                    Date

Chief Compliance Officer Signature                                Date Received

Date Approved/Denied:

B.	Initial Holdings Report

Name of Reporting Person:	_____________________________	Date Person Became Subject to the Code:	_____________________________
Date Report Due:	_____________________________	Date Submitted:	_____________________________
Information Provide as of:	_____________________________	[Note: As of date cannot be greater than 45 days prior to date person became an Access Person.]

Securities Holdings*
Notes:  (1) Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code. (2) Rows may be expanded as needed.
Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

                I have no holdings in Reportable Securities to report.

                I have holdings in Reportable Securities to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.
* The report or recording of any holding in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts  (Rows may be expanded as needed.)

Name of Broker/Dealer or Bank	Name(s) on and Type of Account

                  I have no securities accounts to report.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

Signature                                                                                                                                       Date

Chief Compliance Officer Designee/Reviewed By                               Date Received

Chief Compliance Officer Signature                                                                    Date Received

C.	Annual Holdings Report

Name of Reporting Person:	_____________________________	Date Person Became Subject to the Code:	_____________________________
Date Report Due:	_____________________________	Date Submitted:	_____________________________
Information Provide as of:	_____________________________	[Note: As of date cannot be greater than 45 days prior to date person became an Access Person.]

Securities Holdings*
Notes:  (1) Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code. (2) Rows may be expanded as needed.
Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

                I have no holdings in Reportable Securities to report for the year.
                I have holdings in Reportable Securities in non-Greenwood Capital accounts to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.
                I have holdings in Reportable Securities in Greenwood Capital accounts to report and the information listed above is located on the trading report, which will be attached to this form.
* The report or recording of any holding in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts (Rows may be expanded as needed.)

Name of Broker/Dealer or Bank	Name(s) on and Type of Account

                I have no securities accounts to report.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

Signature                                                                                                                                       Date

Chief Compliance Officer Designee/Reviewed By                               Date Received

Chief Compliance Officer Signature                                                                    Date Received

D.	Quarterly Personal Securities Transaction Report
Name of Reporting Person:	Calendar Quarter Ended:
Date Report Due:	Date Submitted:

Securities Holdings*
Notes:  (1) Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code. (2) Rows may be expanded as needed.
Date of Trans- action	Title of Reportable Security and ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount	Maturity Date and Interest Rate (if applicable)	Type of Transaction (buy, sell or other - describe)	Price	Name of Broker- Dealer or Bank Effecting Transaction

                I had no transactions involving Reportable Securities during the preceding calendar quarter that were required to be reported.
                I had transactions involving Reportable Securities during the preceding calendar quarter for non-Greenwood Capital accounts and I have either supplied all of the required information on this form or have arranged for the Chief Compliance Officer to receive duplicate copies of trade confirmations and periodic account statements that contain all of the information listed above.
                I had transactions involving Reportable Securities during the preceding calendar quarter for Greenwood Capital accounts and the information listed above is located on the trading report, which will be attached to this form.
* The report or recording of any transaction noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts (Rows may be expanded as needed.)
If you established a securities account during the quarter, please provide the following information:
Name of Broker-Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

                I did not establish a securities account during the preceding calendar quarter.

I certify that I have included on this report all transactions in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

Signature                                                                                                                                       Date

Chief Compliance Officer Designee/Reviewed By                               Date Received

Chief Compliance Officer Signature                                                                    Date Received

E.	ADV Disclosure Information
Please review the questions below and notify the CCO immediately if any of the following questions apply to you now or have throughout the year.

ADV PART 1, ITEM 11, DISCLOSURE INFORMATION

You may limit your disclosure of any event listed in Item 11 to ten years following the date of the event. If you are registered or registering with a state, you must respond to the questions as posed; you may, therefore, limit your disclosure to ten years following the date of an event only in responding to Items 11.A(1), 11.A(2), 11.B(1), 11.B(2), 11.D(4), and 11.H(1)(a). For purposes of calculating this ten-year period, the date of an event is the date the final order, judgment, or decree was entered, or the date any rights of appeal from preliminary orders, judgments, or decrees lapsed.

A.	In the past ten years, have you:

(1)	been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to any felony?

(2)	been charged with any felony?

Note: You may limit your response to Item 11.A (2) to charges that are currently pending for SEC purposes.

B.	In the past ten years, have you:

(1)
been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

(2)	been charged with a misdemeanor listed in 11.B (1)?

Note: You may limit your response to Item 11.B (2) to charges that are currently pending forSEC purposes.

C.	Has the SEC or the Commodity Futures Trading Commission (CFTC) ever: (1) found you to have made a false statement or omission?
(2)   found you to have been involved in a violation of SEC or CFTC regulations or statutes?

                (3)   found you to have been a cause of an investment-related business  having  its authorization to do business denied, suspended, revoked, or restricted?

(4)   entered an order against you in connection with investment-related activity?

(5)   imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

D.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

(1)	ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

(2)	ever found you to have been involved in a violation of investment-related regulations or statutes?

(3)	ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

(4)	in the past ten years, entered an order against you in connection with an investment- related activity?

(5)	ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

E.	Has any self-regulatory organization or commodities exchange ever:

(1)	found you or any advisory affiliate to have made a false statement or omission?

(2)	found you or any advisory affiliate to have been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)?

(3)	found you or any advisory affiliate to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

(4)
disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisory affiliate from association with other members, or otherwise restricting your or the advisory affiliate's activities?

F.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?

G.	Are you or any advisory affiliate now the subject of any regulatory proceeding that could result in a "yes" answer to any part of Item 11.C., 11.D., or 11.E.?

H.	Has any domestic or foreign court:

(a)	in the past ten years, enjoined you or any advisory affiliate in connection with any investment-related activity?

(b)	ever found that you or any advisory affiliate were involved in a violation of investment- related statutes or regulations?

(c)	ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?

(2)	Are you or any advisory affiliate now the subject of any civil proceeding that could result in a "yes" answer to any part of Item 11.H(1)?

F.	New Employee Compliance Orientation Checklist

Name:                                                                                                                                      First Day of Employment:
It is the intent that all new hires will meet with the Chief Compliance Officer on the first day of employment to review the Greenwood Capital Compliance Program, Code of Ethics, Compliance Manual and all new hire compliance documentation.  If this meeting cannot be conducted on the first day of employment, it will be scheduled as soon as is feasible as close to the first day of employment as possible.
A.	The following documents are distributed to all new hires on the first day of employment with Greenwood Capital.
1.	Compliance Manual (current version):

2.	Code of Ethics (current version):

B.	The following compliance documents are provided to all new hires on the first day of employment. These must be completed and returned to the CCO or his/her designee within 10 days of hire.
	Document	Date Returned Completed

1.	Compliance Manual Initial Certification

2.	Code of Ethics Initial Certification

3.	Initial Holdings Report

4.	Political Contributions Disclosure Form

5.	Social Media Disclosure Form

6.	Solicitation Agreement
(If employee is not an Investment Adviser Representative)

C.	Additional Compliance Request:
Duplicate trade confirms & statements on all reportable accounts (see Section 7 of the Code of Ethics) must be sent to the Greenwood Capital Chief Compliance Officer.  Please notify your broker of this request.  If you need assistance with this request, please notify the CCO.
Greenwood Capital Associates, LLC
Attn: Chief Compliance Officer
Post Office Box 3181
Greenwood, South Carolina 29648

D.	Greenwood Capital Actions (initial and date when completed):
1.	If employee is an Investment Adviser representative, initiate U4.

2.	Update insurance policies if necessary (i.e. lue Sky Policy w/Travelers).

3.	Contact Global Relay to have social media and email added for monitoring.

4.	Conduct Political Contribution Review.

5.	Update Access Persons List.

6.	All items reviewed by Chief Compliance Officer